CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 Amendment No. 1 of Eurasia Energy Limited (an exploration stage company) ("the Company") of our report dated March 23, 2007, on our audit of the balance sheet of Eurasia Energy Limited as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005, and for the period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2006.  We also consent to the reference to our Firm under the heading of "Experts".

Our report, dated March 23, 2007, contains an explanatory paragraph that states that the Company has limited operations and has sustained operating losses resulting in an accumulated deficit at December 31, 2006.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PETERSON SULLIVAN PLLC

September 14, 2007

Seattle, Washington